                               LICENSE AGREEMENT


     AGREEMENT, dated April 21, 1997, by and between Arrhythmia Research Technology, Inc., a Delaware corporation having an office and place of business at 5910 Courtyard Drive, Suite 300, Austin, Texas 78731 (hereinafter referred to as "ART") and Softheart, Inc., a Vermont corporation having an office and place of business at 147 Clark Road, Charlotte, Vermont 05445 (hereinafter referred to as "Softheart").

     WHEREAS, Softheart is the developer and the owner of all rights (including all patents and copyrights) in and to certain software for catheterization laboratory recording or signal acquisition from a patient; and

     WHEREAS, ART develops, manufactures and markets hardware, firmware and software for products sold as medical devices under authorization of the United States Food and Drug Administration (the "FDA"); and

     WHEREAS, ART desires an exclusive license to sell Softheart's software in ART's products under Softheart's authorization from the FDA pursuant to
Section 510(k) of the Medical Device Amendments to the Food Drug and Cosmetic Act; and ART desires to reproduce and distribute such software to third parties in binary machine-readable form for use in ART's products.

     NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein contained, the parties agree as follows:

     1.   DEFINITIONS.

     As used in this Agreement, the following terms shall have the meanings hereinafter defined:

     1.1 "AFFILIATE" means with respect to either party, any company, individual, corporation, partnership, association, or business that now or hereafter directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with such party. The term "control" including the terms "controlling," "controlled by," and "under common control with" means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a person or entity, whether through the ownership of voting shares, by contract or otherwise.

     1.2 "ART EQUIPMENT" means equipment manufactured, supplied or sold from time to time by ART suitable for catheterization laboratory recording or signal acquisition from a patient.

     1.3 "BASIC SOFTWARE PACKAGE" means a sublicense granted by ART to a Permitted End User allowing such end user the right to use one copy of one or more of the Licensed Products in a transaction involving the sale, lease, loan or other transfer of a single unit of integrated ART Equipment which has been integrated with a single copy of the Exclusive Licensed Product.

     1.4 "COPYRIGHTS":  See Section 15.1.

     1.5 "DISPUTE":  See Section 18.3.

     1.6 "ERROR" means (1) any defect which causes an incorrect functioning or nonfunctioning of Licensed Software, or (2) an incorrect or incomplete statement or diagram in Documentation, if either such defect renders the Licensed Software inoperable, causes the Licensed Software to substantially fail to meet the specifications thereof, causes the Documentation to be inaccurate or inadequate in any material respect, causes incorrect results, or causes incorrect functions to occur.

     1.7  "ESCROW AGENT":  See Section 12.

     1.8 "EXCLUSIVE LICENSED PRODUCT" means the Licensed Product known as Softheart's "ON-LINE CATH LAB ANALYSIS COMPUTER PROGRAM," identified on Exhitib A as being licensed exclusively to ART.

     1.9 "EXHIBIT" means, when followed by a letter, the exhibit attached to this Agreement bearing that letter and by such reference fully incorporated in this Agreement.

     1.10 "INTELLECTUAL PROPERTY RIGHTS" means any and all property rights, rights of ownership and proprietary rights of any kind or nature, including exclusionary rights existing from time to time anywhere in the world under patent law, copyright law, trade-secret law, trademark law, unfair competition law, or otherwise.

     1.11 "LICENSED MARKS" means the trademarks of Softheart described in Exhibit C.

     1.12 "LICENSED PRODUCT" means the executable code version of the Licensed Software and a single printed or disk version of the User Documentation in form for formatting, reproduction and subsequent delivery to Permitted End-Users, each reproduction of the foregoing made pursuant to this Agreement.

     1.13 "LICENSED SOFTWARE" means the executable code for the computer program identified in Exhibit A, to be modified, corrected, enhanced and updated from time to time as hereinafter provided or otherwise, including Upgrades. Licensed Software shall be deemed to include the Source Code for such programs only as and when ART may become entitled to a license to use it in accordance with the provisions of Section 14 below.

     1.14 "MAINTENANCE MODIFICATIONS" means any modifications or revisions, other than enhancements or Upgrades, to Code or Documentation that correct Errors or provide incidental corrections.

     1.15 "NET REVENUE" means the invoice price for the ART Equipment and all related software, including all components of the cath lab recorder system, the Licensed Software, and all items that require the use of the Licensed Software when operated in conjunction with the ART Equipment. "Net Revenue" is exclusive of freight and delivery charges, sales taxes, value added taxes, import or export duties included in the invoice price and identified as such, and reflects allowances for returns and cash discounts shown on the invoice or otherwise allowed to customers in accordance with normal trade practices (but without deductions for uncollectible accounts).

     1.16 "NON-EXCLUSIVELICENSED PRODUCTS" means those Licensed Products identified on Exhibit A (other than the Exclusive Licensed Product).

     1.17 "OTHER EQUIPMENT" means equipment not manufactured, supplied or sold by ART suitable for catherization laboratory recording or signal acquisition from the patient.

     1.18 "PERMITTED END-USER(S)" means person(s) or entity(ies) in the business of providing health care or other person(s) or entity(ies) (such as medical educators) mutually agreed upon by ART and Softheart.

     1.19 "SECTION" means, when followed by a numeral, the section or subsection of this Agreement bearing that numeral, and when not followed by a number, the section or subsection of this Agreement where such term appears.

     1.20 "SOFTWARE CONVERSION AGREEMENT" means the Software Conversion Agreement of even date herewith between ART and Softheart which is annexed hereto as Exhibit D.

     1.21 "SOURCE CODE" means computer programming code, other than object code, and related source code level system documentation and flow charts, comments and procedural code such as job control language, which may be printed out or displayed in a form readable and understandable by a skilled programmer.

     1.22  "SUIT":  See Section 18.1.

     1.23  "TERM":  See Section 13.

     1.24 "UPGRADE" means (i) a derivative of a Licensed Product which renders an existing Licensed Product obsolete or unmarketable, (ii) a revision or modification of a Nonexclusive Licensed Product that Softheart elects to separately price or market, (iii) or a derivative of a Licensed Product which, in the mutual judgment of the parties, should be offered to existing end-users as an upgrade to one or more
     existing Licensed Products. Upgrade does not include (i) new products that are capable of operating independently from the On-Line Cath Lab Analysis Computer Program and including basic functionality not included in the
     Licensed Products.   It is specifically contemplated that the Windows
     Upgrade which is the subject of the Software Conversion Agreement shall be deemed an "Upgrade".

     1.25 "USER DOCUMENTATION" means documentation that describes the function and use of the Licensed Software in sufficient detail to permit use of the Licensed Software, but does not include (a) instructions concerning the substantive field in which the computer program is used, or (b) instructions concerning the use of a computer system(s), or (c) instructions concerning use of software (E.G., operating systems) other than the Licensed Software.

     1.26 "WINDOWS UPGRADE" means the software upgrade, described in the Software Conversion Agreement of even date herewith, which will convert the Licensed Software to a Windows operating system.

     1.27 "VALUE-ADDED TRANSACTION" means a transaction whereby (a) ART grants a license to use one or more of the Licensed Products to a Permitted End User in conjunction with a sale, lease, loan or other transfer of ART Equipment or has previously granted such a license, or (b) where ART grants to a Permitted End User or has previously granted to such end user, a license to use the On-Line Cath Lab Analysis Computer Program without modifications, to be sold as an "add-on" product for Other Equipment.

2.   SUBLICENSE RIGHTS.

     2.1 Subject to all of the terms and conditions of this Agreement, Softheart hereby grants to ART the exclusive (except as set forth in Section 2.2), non-transferable (except as set forth in Section 27) right and license to market and sublicense the Exclusive Licensed Product only to Permitted End Users, and a non-exclusive, non-transferrable right and license to market and sublicense the Non-Exclusive Licensed Products only to Permitted End-Users, in each case only as part of a Value Added Transaction.

     2.2 ART may duplicate the Licensed Products for the purpose of furnishing copies to Permitted End-Users in the valid exercise of the foregoing license. In connection therewith, ART may make translations of the User Documentation and reproductions thereof as set forth in the preceding sentence. ART shall not directly or indirectly market, sublicense, transfer, encumber, assign, duplicate or otherwise make any use of the Licensed Software or Products, in whole or in part, except as expressly provided in this Agreement. This license does not grant to ART the right to modify the Licensed Software or the Licensed Products, with the sole exception that ART may, subject to the approval of Softheart which shall not be unreasonably withheld, modify and create derivative works of the User Documentation manuscript delivered by Softheart for the purpose of including instructions as to the use of the Exclusive Licensed Product on ART Equipment or use of the On-Line Cath Analysis Computer Program without modification on Other Equipment.

     2.3 Except in the situation in which ART has terminated this Agreement for cause as provided in Section 14 below, during the term of this Agreement and for a period of one (1) year thereafter, ART shall not directly or indirectly, independently or in combination with any person or entity, market, separately or as a component of any equipment or system, any computer programs that are functionally equivalent to the Licensed Software. In the event ART terminates/cancels this Agreement for cause, ART shall be permitted to develop and market, separately or as a component of any equipment or system, computer programs that are functionally equivalent to the Licensed Software.

     2.4 During the term of this Agreement, Softheart shall not market the Exclusive Licensed Product, nor shall Softheart encumber, assign (except as provided in Section 27 hereof) or transfer any rights in the Licensed Products. However, nothing contained herein shall prevent or prohibit Softheart from using any subroutines or other portions of the Licensed Software and Products and incorporating them into any software or products so long as said software or products do not become the functional equivalent of the Licensed Product from which the subroutines or portions were derived. Softheart shall not license, sublicense, grant rights in or otherwise permit the sale of, the On-Line Cath Lab Analysis Computer Program to or by other original equipment manufacturers (OEMs).

     2.5 Nothing herein shall convey to ART any right in the Licensed Products or Licensed Software other than those rights expressly granted herein. Subject to the limitations set forth above, Softheart retains all rights and ownership in the Licensed Software and Products not expressly granted to ART in this Agreement.

     3.   COMPENSATION.

     Each party shall pay to the other the amounts specified in Exhibit B with respect to the Licensed Products. Compensation will be earned by Softheart at the time of the collection of the proceeds of a sale by ART.

     4.   PAYMENT.

     Not later than the thirtieth (30th) day after the end of each calendar month in which compensation is due by either party, each party owing compensation to the other shall provide the other party with a detailed written report of its sales activities with respect to the Licensed Products for the calendar month then ended, in form and substance reasonably satisfactory to the receiving party, which report shall be accompanied by payment of the compensation payable under Section 3 due for such period.

     5.   TAXES.

     Each party shall pay or reimburse the other party for all federal, state and local sales, excise, or similar taxes based on the receipt of the payments to be made hereunder (excluding, however, any tax on the income of the recipient).

     6.   CONDITIONS OF SUBLICENSING.

     The right of ART to sublicense Licensed Products is subject to the following conditions:

          6.1 ART shall not sublicense any Licensed Product except pursuant to a written sublicense agreement that contains such terms and conditions as shall be reasonably acceptable to Softheart, including but not limited to those mandatory terms and conditions set forth on Exhibit E attached hereto.

          6.2 ART shall be exclusively responsible for all warranty obligations, returns and customer service and support for any Licensed Product sublicense by ART, and for any On-Line Cath Lab Analysis Computer Program sold as an "add-on" product for Other Equipment (as further described in Exhibit A) licensed by Softheart provided such license is pursuant to a license agreement that contains such terms and conditions as shall be reasonably acceptable to ART, but without regard to any pricing terms. Upon termination or expiration of this Agreement, ART shall remain liable for warranty, support and service for the period of any warranty given to its customers in connection with the sublicense or service of any Licensed Product.

          6.3 ART shall use its best efforts to market and promote the Licensed Products.

          6.4 ART shall be required to meet certain minimum sales requirements during the Term of this Agreement as follows: (i) during each of the first two (2) years following the completion of the Windows Upgrade identified in the Software Conversion Agreement, ART shall be required to sell three (3) cath lab systems incorporating the Licensed Product; (ii) during the third and fourth years during the Term of this Agreement, ART shall be required to sell a total of fifteen (15) cath lab systems incorporating the Licensed Product; and (iii) during each two-year period thereafter, ART shall be required to sell a total of twenty-four (24) cath lab systems incorporating the Licensed Product.

     7.   ADVERTISING AND PROMOTION

          7.1 ART will assume full costs and responsibility of all of its advertising, promotional, and selling expenses, including, but not limited to, correspondence with customers, travel and entertaining expenses, salaries and commissions of salesmen and agents.

          7.2 Softheart shall forward to ART for its handling a copy of all inquiries regarding the Exclusive Licensed Product or ART Equipment received along with a copy of any acknowledgments Softheart may have made. Softheart shall make available to ART such sales, product and technical information as it shall have available to assist in handling such inquiries. ART will supply Softheart with information as to the disposition of all referred inquiries.

          7.3 Promotional, advertising and marketing materials for the Licensed Software shall give appropriate recognition to Softheart.

          7.4 Softheart shall retain sole ownership of all goodwill associated with the Licensed Products, as represented and symbolized by the Licensed Marks.

     8.   WARRANTIES.

          8.1 Softheart warrants, represents and covenants to ART that (a) the Licensed Software, as delivered by Softheart, used in accordance with the User Documentation and operated on the ART Equipment, or other DOS- and or Windows-compatible equipment recommended by Softheart, as applicable, and in the operating environment set forth in the User Documentation, will operate properly and substantially in accordance with the specifications for the K3 System Software (Version 3.0) or any other applicable documentation for new versions of the Licensed Software delivered by Softheart to ART; and (b) Softheart has the right to grant the rights to use, reproduce, distribute and sublicense the Licensed Software, User Documentation and Licensed Marks as set forth in this Agreement. If Softheart is able to cure each breach of the warranties set forth in the preceding sentence within sixty (60) days after notice thereof, then ART's sole and exclusive remedy, and Softheart's sole and exclusive obligation, for breach of the warranty set forth in clause (a) of the preceding sentence shall be to deliver promptly corrections to the Licensed Software necessary to make the Licensed Software operate in accordance with the User Documentation, and ART's sole and exclusive remedy, and Softheart's sole and exclusive obligation, for breach of the warranty set forth in clause (b) of the preceding sentence shall be to perform as set forth in Section 18.1 below. If Softheart is unable to cure each breach within sixty (60) days after notice thereof, ART shall be entitled to exercise all rights and remedies of ART, subject to any limitations set forth herein.

          8.2 ART ACKNOWLEDGES THAT NO EXPRESS WARRANTIES HAVE BEEN MADE BY SOFTHEART EXCEPT FOR THE LIMITED WARRANTIES MADE IN THE PRECEDING PARAGRAPH. THESE LIMITED WARRANTIES AND THE

               ASSOCIATED LIMITED REMEDIES ARE PROVIDED IN LIEU OF ALL OTHER WARRANTIES AND REMEDIES. SOFTHEART DISCLAIMS ALL IMPLIED WARRANTIES, INCLUDING IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

          9.   LIMITATION OF LIABILITY.

          NOTWITHSTANDING ANY OTHER PROVISION OF THIS AGREEMENT, IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER FOR INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES OF ANY KIND, INCLUDING ECONOMIC DAMAGE OR INJURY TO PERSONS OR DAMAGE TO PROPERTY, ARISING FROM OR RELATING TO THIS AGREEMENT, UNDER ANY LEGAL THEORY INCLUDING WITHOUT LIMITATION WARRANTY, TORT, CONTRIBUTION AND INDEMNITY, REGARDLESS OF WHETHER SUCH PARTY IS ADVISED, HAS OTHER REASON TO KNOW, OR IN FACT KNOWS OF THE POSSIBILITY THEREOF. NOTHING IN THIS SECTION 9 SHALL LIMIT THE PARTIES' RESPECTIVE OBLIGATIONS UNDER SECTION 18.

          10.  CONSULTING SERVICES AND SUPPORT.

               10.1 For the shorter of the "useful life" of the Licensed Software or for the term specified in Paragraph 13 hereof, Softheart, at no charge to ART, shall furnish to ART all Maintenance Modifications to such Licensed Software. Such Maintenance Modifications shall, upon their availability, become part of such Licensed Software for purposes of this Agreement. As used herein, "useful life" shall mean the period of time between the acceptance of the Licensed Software by ART and one year after the introduction of a new product or new industry standard operating system which makes the current Product obsolete or such other event as the parties may mutually agree. In the event ART elects to continue to support the Licensed Software for more than one (1) year after the introduction of a new product or a new industry standard operating system, then ART shall pay Softheart for Maintenance Modifications at Softheart's standard rates in effect from time to time as provided in Section 10.2 below.

               10.2 Upon the request of ART from time to time, Softheart shall provide reasonable consulting services, software changes or new products, and technical support with respect to the Licensed Software. In addition, at ART's request, Softheart shall provide training and marketing support with respect to the Licensed Software, including personnel for presentations. ART shall pay for services provided pursuant to this Section at Softheart's standard rates in effect from time to time (which rates are currently $110 per person per hour). Such rates shall not increase by more than 10% per year. Travel time shall be billed at the rate of 35% of Softheart's standard rates in effect from time to time. ART shall pay or reimburse Softheart's reasonable out-of-pocket travel, lodging and meal expenses incurred in providing such services. Invoices shall be issued monthly and shall be due and payable within thirty (30) days after the date thereof, after which late charges at the rate of 1% per month shall accrue.

          Consulting fees shall be reviewed by the parties at the end of the fifth year of the term of this Agreement and, if such fees are not competitive with rates within the software industry, then the parties shall renegotiate the fees payable to Softheart at such time.

          11.   CHANGES AND ENHANCEMENTS.

                11.1 Upon making corrections or providing solutions for the Licensed Products as required under Section 8, Softheart shall provide ART with the executable code on magnetic media incorporating such corrections and solutions and any changes to the User Documentation necessitated thereby. ART shall promptly deliver to its existing licensees any such corrections or solutions which affect patient care issues, and may at its discretion deliver other corrections and solutions.

                11.2 Softheart shall provide ART with executable code and supporting User Documentation for any modifications, enhancements and new versions of the Licensed Products made by Softheart in the ordinary course of its business at no additional charge. ART at its discretion may incorporate such items into all copies of Licensed Products sublicensed thereafter, subject to all of the terms and conditions of this Agreement. In addition, if Softheart agrees to provide enhancements or customizations requested by ART, ART shall pay Softheart's ordinary rates in effect from time to time, plus all out-of-pocket expenses, which shall be quoted in advance.

          12.   SOURCE CODE.

          12.1 Softheart shall keep and maintain current in escrow a diskette or CD ROM of the Source Code for the Licensed Products, as well as any Enhancements, Updates and corrections, and shall keep there all related documentation (such as descriptions of the general program architecture, module design specifications and FDA applications when applicable) and all instructions reasonably necessary to permit a skilled programmer or analyst to support, enhance, and modify the Licensed Software without the help of any other person or reference to any other materials, to the extent Softheart develops and maintains such materials in the ordinary course of its business. Softheart will deliver the Source Code to a Third Party in Austin, Texas, acceptable to Softheart and ART, or any successor thereof, who shall act as Escrow Agent ("Escrow Agent"). The Escrow Agent shall be paid by ART. Provided ART is not in material breach of this Agreement, ART will be entitled to obtain the Source Code from Escrow Agent if (i) Softheart fails to provide the services set forth in Sections 8.1(a), and does not provide reasonable efforts to cure such failure within thirty (30) days after notice thereof; or (ii) Softheart makes the Source Code generally available to any other party; or (iii) Softheart ceases doing business for any reason; or (iv) Softheart commits any act of bankruptcy (except for a Chapter 11 proceeding) within the meaning of the Federal Bankruptcy Laws; or if bankruptcy (except for a Chapter 11 proceeding), receivership, insolvency, reorganization, dissolution, liquidation or other similar proceeding shall be instituted by or against Softheart; or if a bankruptcy proceeding is converted into a Chapter 7 proceeding. In the event ART receives the Source Code in the manner provided hereunder, ART shall have, subject to all the terms and conditions of this Agreement, a fully paid-up license to use and modify the Source Code, subject to the terms of this Agreement, solely for purposes of maintaining, operating and/or upgrading the Licensed Products, but nothing herein contained shall relieve ART from any obligation to pay License Fees. ART shall have the right at any time to contact the Escrow Agent for purposes of confirming the existence of the Source Code. ART will at all times be entitled to remove temporarily the Source Code from the Escrow Agent's facilities, under the Escrow Agent's and Softheart's supervision, if Softheart so desires, in order to verify that Softheart has complied with its obligations under this Section. ART will bear all expenses related to such verification, and will also pay Escrow Agent's related out-of-pocket expenses unless the Source Code is not current and complete, in which case Softheart shall reimburse ART for all such expenses.

          12.2 Softheart shall, from time to time as requested by ART, deliver directly to ART, or arrange for the release from Escrow and delivery to ART, those portions of the Source Code that involve interfaces to ART Equipment, as may be necessary for the development, manufacture and/or support of the ART Equipment.

     13.   TERM.

     This Agreement shall take effect on the date hereof and, except for those provisions that shall survive the expiration or termination of this Agreement, shall extend for fifteen (15) years from and after the date hereof (the "Commencement Date").

     14.  TERMINATION.

          14.1 The following procedures shall govern termination of this Agreement if either party fails to cure any material breach of any material obligation under this Agreement:

                (a) The nonbreaching party shall give the breaching party written notice describing the breach and a 45-day cure period commencing upon receipt of the notice (except a 10-day cure period as to any default of a payment obligation).

                (b) The breaching party shall be deemed to have cured such breach if within the applicable cure period it takes steps reasonably adequate to alleviate any damage to the nonbreaching party resulting from the breach (which in the case of Licensed Software shall include repairs, corrections or solutions as set forth in Section 8) and to prevent a similar future breach.

                (c) If a breach has not been cured at the end of its applicable cure period, then upon written notice given by the nonbreaching to the breaching party within ninety (90) days after the expiration of the cure period this Agreement shall terminate immediately without the need for further action on the part of the nonbreaching party.

          14.2 Upon expiration of this Agreement or termination of this Agreement in accordance with the procedures set forth in
                Section 14.1, then:

                (a) The rights granted to ART under Section 2 shall immediately cease and terminate, and ART shall immediately cease using and return to Softheart all copies of the Licensed Products and Software in its possession other than such copies as are reasonably necessary in furtherance of its support obligation in respect thereof; provided, however, that ART shall have a period of sixty (60) days following termination to sell off any ART Equipment containing the Exclusive Licensed Product; and provided further, however, that all other rights and obligations of the parties shall survive termination or expiration; and

                (b) Within thirty (30) days after the effective date of termination, the parties shall pay to each other any amounts owed pursuant to this Agreement.

          14.3 A failure of either party to make any payment due under this Agreement within thirty (30) days after notice that such payment is overdue shall be deemed to be a material breach of a material obligation of this Agreement.

          14.4 The failure of ART to meet the minimum sales requirements set forth in Section 6.4 shall be deemed to be a material breach of a material obligation of this Agreement.

          14.5  ART may terminate this Agreement for its convenience upon ten
                (10) days' notice to Softheart, subject to the provisions of
                Section 2.3. ART shall not market, sell, license, transfer, distribute or otherwise deal or do business in any computer software that is the functional equivalent of the Exclusive Licensed Product for the duration of the Term and one year thereafter.

     15.  PROPRIETARY RIGHTS.

          15.1 ART recognizes and shall not contest Softheart's exclusive ownership, right, title and interest in and to Softheart's copyrights in the Licensed Software, the Licensed Products and the User Documentation (the "Copyrights"). Softheart may, but shall not be required to, maintain registrations of the Copyrights with the United States Copyright Office. ART shall not be deemed to acquire any right, title or interest in any of the Copyrights or any other intellectual property rights in the Licensed Software, the Licensed Products and the User Documentation during or after the term of this Agreement.

          15.2 ART shall keep each and every item to which Softheart retains title free and clear of all claims, liens and encumbrances, and any act of ART purporting to create such a claim, lien or encumbrance shall be void. ART hereby assigns to Softheart all of its right, title and interest, if any, in and to any changes, additions, derivatives and enhancements made by ART to the Licensed Software, Licensed Products and the User Documentation or other materials provided by Softheart, and shall execute all documents and instruments reasonably requested by Softheart to effectuate such assignment. Under no circumstances (a) shall ART acquire any rights in any translations of the Licensed Products, nor (b) shall Softheart have any rights in any derivatives prepared by ART in accordance with Paragraph 2.2 to the extent that the same do not violate any of Softheart's proprietary rights. ART recognizes that Softheart represents that the Licensed Software, Licensed Products and the User Documentation and related materials, techniques and procedures furnished or disclosed by Softheart to ART hereunder embody exceptionally valuable trade secrets, and they are, and shall remain, the sole property of Softheart. ART shall not create or attempt to create, by decompilation, disassembly or reverse engineering, the source programs for the

                Licensed Software and Licensed Products from the object programs or other information made available by Softheart. ART shall not disclose or divulge or communicate the Licensed Software, Licensed Products, the User Documentation or any portion thereof to any person except (a) ART may disclose the User Documentation and may demonstrate and/or display the Licensed Products to the extent necessary or useful to marketing, interface development, distribution and support of the Licensed Products, and (b) ART may make copies of the Licensed Products available for evaluation purposes (pursuant to a written evaluation agreement that contains such terms and conditions as shall be reasonably acceptable to ART and Softheart, including but not limited to those mandatory terms and conditions set forth on Exhibit E attached hereto) to the extent necessary or useful to marketing and distribution of the Licensed Products.

          15.3 ART will not alter, deface, remove, cover up, or mutilate in any manner whatsoever any copyright or other proprietary notice which Softheart may incorporate in or attach or affix to the Licensed Software and/or User Documentation.

          15.4 Softheart hereby grants to ART for the term of this Agreement a nontransferable (except as set forth in Section 27), fully paid-up license to use the Licensed Marks in connection with the marketing, distribution and sublicensing of Licensed Products pursuant to the terms and conditions of this Agreement, but for no other purpose. Softheart shall provide ART with such documentation and other assistance as may be reasonably required to fully exercise these rights in the Licensed Marks. ART shall acquire no rights in the Licensed Marks by its permitted use thereof. Any promotional or technical material referring to Softheart, the Licensed Products and the Licensed Marks shall be submitted in advance to Softheart for approval, which approval shall not be unreasonably withheld, conditioned or delayed.
                Upon any termination of this Agreement or the license granted hereunder, ART shall cease using the Licensed Marks and shall return to Softheart, or at ART's option, destroy the originals and all materials bearing the Licensed Marks or permanently remove or obliterate the Licensed Marks.

     16.  OBLIGATIONS IN THE EVENT OF SUSPECTED INFRINGEMENT BY THIRD PARTIES.

     Each party shall provide the other with ten (10) days' notice prior to taking any action regarding the infringement or possible infringement of any Exclusive Licensed Product. During such ten-day period, the other party may in its sole discretion institute any suit or action which it may think fit in response to such infringement or possible infringement, and the notifying party if it desires may join as plaintiff in such suit or action provided that it agrees in writing to pay one-half of the costs of such suit or action. If the other party fails to institute such suit or action, the notifying party may institute such suit or action. As to either party that chooses not to join as plaintiff, it shall cooperate at no out-of-pocket expense to it in connection with such suit or action taken. The party initiating the suit or action shall have the sole right to employ counsel and to direct the handling of the claim and litigation and the settlement thereof; except to the extent of any claim made against the other party. Unless the parties otherwise agree, money damages shall be applied first toward the repayment of the expenses incurred in bringing and maintaining the suit or action or otherwise terminating the infringement, including without limitation: (i) out-of-pocket expenses incurred in connection with the suit or action, and (ii) reasonable attorney's fees, and then to the payment of the compensation that would have been due under this Agreement in respect of the Exclusive Licensed Product but for the infringing acts. The balance of any recovery shall be split among the parties in the same proportion as their respective payment of the costs of the suit or action, with such equitable adjustments as the governing tribunal shall deem appropriate to compensate Softheart for the portion, if any, of the recovery attributable to Softheart's residual rights in the Exclusive Licensed Product.


     17.  ACCESS TO RECORDS.

          17.1 At its cost, each party shall be entitled to inspect the other party's books and records for purposes of verifying the amount of compensation due such party under this Agreement upon reasonable notice and during normal business hours.

          17.2 Each party shall, upon notice, be entitled to audit during normal business hours the books and records of the other pertaining or related to sales of Licensed Products for the purpose of verifying any reports or statements and otherwise determining the amount of compensation due. If the difference between the amount of compensation paid by a party and the amount determined to be due pursuant to such audit is greater than $1500 or five percent (5%) of the amount paid, the non-auditing party shall promptly reimburse the other the reasonable cost of the audit.

     18.  INDEMNIFICATION.

          18.1 Softheart warrants that it is the owner of the Licensed Software, User Documentation and Licensed Marks, and that the use, reproduction, distribution and sublicensing of the Licensed

                Products (in accordance with the User Documentation), User Documentation and Licensed Marks as expressly permitted by this Agreement will not infringe upon any intellectual property right of any third party. Softheart shall, at its own expense, defend ART and any permitted End User against any claim, suit or proceeding (hereunder "Suit") brought against ART or any Permitted End User to the extent it is based upon a claim, whether rightful or otherwise, that the Licensed Software, User Documentation and Licensed Marks or any part thereof, furnished and used as permitted by this Agreement, constitutes an infringement of any intellectual property right of a third party. Softheart shall pay all damages and costs (including reasonable attorneys' fees) awarded against ART and/or any Permitted End User in connection with such Suit not later than such time that ART or the Permitted End User is obligated to pay such amounts. Softheart's obligations under this Section
                18.1 are conditioned upon Softheart having full control over the defense and settlement of such claim or Suit, written notice given by ART within twenty (20) days of receipt of any claim, suit or actual knowledge by an officer of such a claim or suit, and ART's full cooperation in the defense of such claim at Softheart's expense. Softheart shall not be obligated to pay or reimburse ART for any out-of-pocket expense incurred by ART in the defense unless authorized in writing by Softheart. In defending against such claim or action, Softheart may (i) consent; (ii) settle; (iii) procure for ART and Permitted End Users the right to continue using the Licensed Software and Products as the case may be; or (iv) modify or replace the Licensed Software or Licensed Products, as the case may be, so that it no longer infringes; provided, however, Softheart shall have no authority to take any of the foregoing actions if they would in any way bind ART for any monetary obligation or cause a diversion of ART resources or employees. If Softheart concludes in its judgment that none of the foregoing options is reasonable, then (i) Softheart will refund or credit to ART the license fees paid by ART under this Agreement; (ii) ART will return the original and all whole or partial copies of the Licensed Software and the Licensed Products to Softheart; and (iii) the license granted hereunder will terminate. Softheart has no liability with respect to patent infringement arising out of features of the Licensed Software made to ART's order or specification or use of the Licensed Software in combination with software or equipment (including ART Equipment) not developed exclusively by Softheart, if such infringement would have been avoided by the use of the Licensed Products alone.

          18.2 ART warrants that it is and will be the owner of all intellectual property rights in all ART Equipment used in combination with the Licensed Software and Products and that the use of the ART Equipment in combination with the Licensed Products in accordance with instructions provided by ART will not infringe upon any Intellectual Property Right of any third party. ART shall, at its own expense, defend Softheart against any claim, suit or proceeding (hereunder "Suit) brought against Softheart to the extent it is based upon a claim, whether rightful or otherwise, that the use of the ART Equipment in combination with the Licensed Products in accordance with instructions provided by ART, constitutes an infringement of any Intellectual Property Right of any third party. ART shall pay all damages and costs (including reasonable attorneys' fees) awarded against Softheart and/or any Permitted End User in connection with such suit not later than such time that Softheart or the Permitted End User is obligated to pay such amounts. ART's obligations under this Section 18.2 are conditioned upon ART having full control over the defense and settlement of such claim or suit, written notice given by Softheart within twenty (20) days of receipt of any claim, suit or actual knowledge by an officer of such a claim or suit, and Softheart's full cooperation in the defense of such claim at ART's expense. ART shall not be obligated to pay or reimburse Softheart for any out-of-pocket expense incurred by Softheart in the defense unless authorized in writing by ART. In defending against such claim or action, ART may (i) consent; (ii) settle;
                (iii) procure the right for itself and Permitted End Users to use the ART Equipment in combination with the Licensed Products; or (iv) modify or replace the ART equipment so that its use in combination with the Licensed Products no longer infringes; provided, however, ART shall have no authority to take any of the foregoing actions if they would in any way bind Softheart for any monetary obligation or cause a diversion of Softheart's resources or employees. This paragraph states the entire obligation of ART regarding infringement of intellectual property rights as a result of use of the Licensed Products in combination with ART Equipment, and will survive the termination of this Agreement.

          18.3 If either party defends the other party in a lawsuit, arbitration, negotiation or other proceeding ("Dispute") concerning a claim pursuant to this Agreement, the indemnified party shall have the right to participate, at its own expense, except as otherwise provided in this Agreement, jointly with the indemnifying party in the defense. Each party shall be notified promptly in writing by the other of any such claims to which these indemnification provisions apply and the indemnified party shall provide reasonable assistance (at its expense) in defending such suit.

     19.  FORCE  MAJEURE.

     Performance by the parties of their respective obligations hereunder (except the obligation to pay money) shall be subject to force majeure, acts of God, and other causes beyond the reasonable control of the parties, including, but not limited to, insurrection, riots, fires, war and warlike operations, explosions, accidents, governmental acts in sovereign and/or contractual capacity, acts of the public enemy, raw material shortages and allocations, epidemics, and laws and/or specific regulations or restrictions of any government (or agency or subdivision thereof) having jurisdiction over any of the subject matter of this Agreement. The foregoing shall not excuse, however, any failure to perform an obligation hereunder that exceeds ninety (90) days.

     20.  LEGAL COMPLIANCE.

     Each of the parties will comply with all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings and charges thereunder) in connection with the manufacture and sale of the Licensed Products.

     21.  SEVERABILITY.

     If any portion of this Agreement is held illegal, invalid and unenforceable, the legality, validity or enforceability of the remainder shall be unaffected. If any provision of this Agreement is found by any court of competent jurisdiction to be illegal or unenforceable, then such provision shall be deemed modified (and the parties hereby jointly request a court to reform such provision) as necessary to make it legal and enforceable in a manner approximating the intention of the parties as closely as possible, and the remaining provisions of this Agreement shall be unaffected and shall remain in full force and effect provided there is no material adverse effect on any of the parties.

     22.  NOTICES.

     Any notice required or permitted to be given under this Agreement shall be in writing, and shall be deemed sufficiently given when delivered in person or transmitted by telex, or when actually received when sent by certified, registered or express mail, postage prepaid, to the addresses given below or sent by telecopy to the telecopier numbers set forth below:

               Softheart: Softheart, Inc., 147 Clark Road, Charlotte, Vermont 05445, ATTN: Roy V. Ditchey, M.D., (802) 425-2351

                    ART: Arrhythmia Research Technology, Inc., 5910 Courtyard Drive, Suite 300, Austin, Texas 78731, ATTN: E. P. Marinos,
                    (512) 343-7312

          Either party hereto may change its address for the purpose of notice hereunder by giving written notice of such change of address to the other party in the manner specified herein. To the extent any notice provision in any other agreement, instrument or document required to be executed or executed by the parties in connection with the transaction contemplated herein contains a notice provision that is different from the notice provision contained in this Section 22 with respect to matters arising under such other agreement, instrument or document, the notice provision in such other agreement, instrument or document shall control.

      23.  GOVERNING LAW.

     This Agreement shall be governed and interpreted by the laws of the State of Texas without reference to any conflicts of laws.

      24.  ENTIRE AGREEMENT.

     This Agreement, together with all exhibits specifically referenced herein, constitutes the entire agreement between the parties concerning the subject matter hereof. No prior or contemporaneous representations, inducements, promises or agreements, oral or otherwise, between the parties with reference thereto shall be of any force or effect. No modification or amendment to this Agreement shall be valid or binding unless reduced to writing and duly executed by the party or parties to be bound thereby.

     25.  TRADITIONAL WARRANTIES.

     ART and Softheart each warrant to the other that:

          (a) the warranting party is a duly organized and existing legal entity under the laws of the jurisdiction of its incorporation;

          (b) the warranting party has full power and authority to enter into this Agreement;

          (c) the execution and performance of this Agreement does not and will not violate or interfere with any other agreement of the warranting party;

          (d) the person executing this Agreement on behalf of the warranting party has actual authority to bind the warranting party to the license agreement.

     26.  INDEPENDENT PARTIES.

     The parties are independent contractors. No partnership or joint venture is intended to be created by this Agreement, nor any principal-agent or employer-employee relationship.

     27.  ASSIGNMENT.

     No party may assign any right or delegate any duties under this Agreement, and any purported assignment or delegation shall be null and void and a breach of this Agreement, except for the following or as otherwise provided herein:

          (a) either party may assign this Agreement with the express prior written consent of the other party, which consent shall not be unreasonably withheld or delayed; provided, however, that it will not be unreasonable to withhold consent of an assignment to a competitor of the non-assigning party or when the financial condition of the proposed assignee is of a nature that it appears unable to fulfill its obligations under this Agreement.

          (b) either party may assign this Agreement to an Affiliate of that party, provided that the Affiliate in question agrees in writing to comply with the assigning party's obligations under, and to be bound by, this Agreement; and

          (c) either party may assign all of its rights indivisibly in connection with a sale or other disposition of substantially all the assets of the party's business relating to the Licensed Software to a single acquiring entity, provided that the acquiring entity agrees in writing to comply with the assigning party's obligations under, and to be bound by, this Agreement.

          Any assignments permitted by this Section 27 shall be subject to all the terms and conditions of this License Agreement.

     28.  REMEDIES.

          Except as otherwise provided in this Agreement, the remedies set forth in this Agreement are not exclusive, and either party shall be entitled alternatively or cumulatively to any remedy available under this Agreement or otherwise as may be available under applicable law or in equity.

     29.  NO WAIVER.

          The failure of either party at any time to require performance by the other party of any provision of this Agreement shall in no way affect the right of such party to require performance of that provision. Any waiver by either party of any breach of any provision of this Agreement shall not be construed as a waiver of any continuing or succeeding breach of such provision, a waiver of the provision itself or a waiver of any right under this Agreement.

     30.  BINDING ON SUCCESSORS.

          This Agreement shall be binding upon and inure to the benefit of the parties and their successors and assigns permitted by this Agreement.

     31.  SECTION HEADINGS.

          The section headings contained herein are for reference purposes only and shall not in any way control the meaning or interpretation of this Agreement.

     32.  SOLICITATION AND HIRING OF EMPLOYEES.

          During the term of this Agreement and for a period of one year after its termination for any reason, neither party shall solicit employment of or employ any person known to an officer of such party to have been an employee of the other within three months prior to such solicitation or employment.

     33.  INTERPRETATION.

          This Agreement has been mutually negotiated, and therefore shall be deemed to have been negotiated and prepared at the joint request, direction, and construction of all parties, at arms length, with the advice and participation of counsel for each party, and shall be interpreted in accordance with the terms without favor to any party.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement by their duly authorized representative on the 21 day of April, 1997.



                                     SOFTHEART, INC.


                                     By: /s/ Roy V. Ditchey
                                        ---------------------------------
                                        Roy V. Ditchey, President


                                     ARRHYTHMIA RESEARCH TECHNOLOGY, INC.


                                     By: /s/ E. P. Marinos
                                        ---------------------------------
                                        E. P. Marinos, President and CEO

                                     EXHIBIT A


     LICENSED SOFTWARE

1.   BASIC SOFTWARE PACKAGE (KNOWN AS THE "K3 SYSTEM SOFTWARE")

     On-Line Cath Lab Analysis Computer Program modified to run on ART Equipment(1)

     Enhanced Report Generator (excluding coronary angiography) Computer Program(2)

     Exportable List of Materials Used to Generate Computer Program(2)(3)

2. On-Line Cath Lab Analysis Computer Program without Modifications, to be sold as an "add-on" product for Other Equipment

3.   Coronary Angiography Reporting Package(2)

4.   Inventory Management Package(2)


The Basic Software Package shall be converted from a DOS environment to a Windows 95 or NT environment by Softheart pursuant to the Software Conversion Agreement.



--------------------
(1) Exclusive Licensed Product
(2) Nonexclusive Licensed Product
(3) Not subject to any compensation from ART to Softheart

                                     EXHIBIT B


1. With respect to purchase orders for the Licensed Products received by ART prior to the completion of the conversion of the Licensed Software to a Windows format pursuant to the Software Conversion Agreement, the License Fees will be as follows:


     ITEM                                        LICENSE FEE (% OF NET REVENUE)
     ----                                        ------------------------------

     K3 Level I (if Softheart software is used)                2%

     K3 Level II                                               8%

     K3 Level III                                              9%

     Upgrade (Level I to II)                                  20%

     Extra Workstation                                        25%

     Add-On System                                            20%

     Upgrade (Level II to III)                                10%

     Coronary Reporting                                       50%

     Inventory Program                                        50%


     2. With respect to purchase orders for the Licensed Products received by ART subsequent to the completion of the conversion of the Licensed Software to a Windows format pursuant to the Software Conversion Agreement, the License Fees will be as follows:

     ITEM                           LICENSE FEE (% OF NET REVENUE)     MINIMUMS
     ----                           ------------------------------     --------
     K3 Level I (if Softheart Software is used)    2.5%

     K3 Level II                                    12%                  8,000

     K3 Level III                                   12%                  9,000

     Upgrade (Level II to III)                      12%                  1,000

     Extra Workstation                              40%                  2,000

     Upgrade (Level I to Level II)                  50%                  8,000

     Coronary Reporting                             50%                  4,000

     Inventory Program                              50%                  1,500


     3. Pursuant to the terms of the Software Conversion Agreement, ART has agreed to advance to Softheart $145,000 for the conversion of the DOS-based software to Windows-based software. ART and Softheart hereby agree that, until such time as the Windows Upgrade is complete and accepted, the License Fees due to Softheart for products other than the Coronary Reporting and Inventory programs will be credited against the $145,000 until such time as there is a zero balance. After the Windows based software is completed and accepted by ART, and if the total reimbursement of the $145,000 conversion fee has not been recouped by ART, portions of the license fees in the amount of $2,000 per unit for products sold, other than Coronary Reporting and Inventory programs, will be credited against such remaining amount until total reimbursement is received by ART. At all times, all fees not credited to the advance to Softheart will be paid directly to Softheart in accordance with Section 4 hereof. In the event ART terminates the Software Conversion Agreement pursuant to Section 9.1 thereof, then ART shall be entitled to recoup any payments actually made to Softheart prior to the termination in addition to the amount of ART's subsequent conversion and development costs; PROVIDED, HOWEVER, that the aggregate amount of the payments made to Softheart and the subsequent development costs shall not exceed $175,000. Amounts recouped by ART pursuant to Section 6 of the Software Conversion Agreement shall be in addition to the $175,000 and shall be recouped after ART has realized the full $175,000.

                                         EXHIBIT C


LICENSED MARKS
--------------

SOFTHEART




           SOFTHEART, INC.
           ---------------
           ---------------

                                  EXHIBIT D

                        SOFTWARE CONVERSION AGREEMENT


     THIS AGREEMENT, made and entered into as of the ___ day of April, 1997, by and between Arrhythmia Research Technology, Inc., a Delaware corporation having an office and place of business at 5910 Courtyard Drive, Suite 300, Austin, Texas 78731 (hereinafter "ART") and Softheart, Inc., a Vermont corporation having an office and place of business at 147 Clark Road, Charlotte, Vermont 05445 (hereinafter "Softheart").

     WHEREAS, ART is the exclusive licensee, pursuant to a License Agreement with Softheart of even date herewith (the "License Agreement"), of certain existing software which operates under the DOS operating system, for cardiac catheterization laboratory signal acquisition from a patient, data analysis and storage; and

     WHEREAS, Softheart agrees to upgrade the existing software known as the K-3 System Software (Version 3.0) by converting it to run under the Window-Registered Trademark- NT or 95 operating system.

     NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein contained, the parties agree as follows:

     1. DEFINITIONS. As used in this Agreement, the following terms shall have the meanings hereinafter defined:

         1.1 "EXISTING SOFTWARE" shall mean the software and documentation of the current K-3 System Software (Version 3.0).

         1.2 "WINDOWS UPGRADE" shall mean the Existing Software (except the On-Line Cath Lab Analysis Computer Program without modifications, to be sold as an "add-on" product) upgraded to operate under the Windows NT or 95 operating system, recognizing that there will be differences in program interfaces and flow because of opportunities provided by and limitations of the Windows environments, and because of mutually agreed upon changes, which may include but are not necessarily limited to, changing program flow to facilitate ease of use, providing flexible program structures that allow integration of future enhancements and product developments.

     2.  DUTIES OF SOFTHEART.

         2.1 Softheart shall modify the Existing Software to create the Windows Upgrade in accordance with the timetable and milestones for performance as set forth in Schedule A attached hereto and made a part hereof. The Windows Upgrade shall be subject to ART's acceptance as set forth in Paragraph 3.2 below.

         2.2 Softheart shall correct any deliverables rejected as set forth in Paragraph 3.2 and resubmit the same to ART within sixty (60) days after rejection for ART's acceptance as provided in Paragraph 3.2 below. If Softheart fails to cure as set forth in Paragraph 3.2 hereof, Softheart shall be deemed to have breached a material provision of this Agreement.

     3.  DUTIES OF ART.

         3.1 ART shall identify a Beta test hospital, negotiate the financial arrangements, and provide and install the equipment required to test the Windows Upgrade. ART shall pay Softheart's reasonable and necessary out-of-pocket expenses in connection with any travel which may be required to and from the test site during the Beta test phase of the software developments.

         3.2 ART shall promptly accept or reject the Windows Upgrade and all deliverables and tasks. If, within thirty (30) days of receipt of the Windows Upgrade and all deliverables and tasks, ART determines that the Windows Upgrade and all deliverables and tasks do not substantially comply with the Specifications set forth in Paragraph 1.2, ART may return the Windows Upgrade and all deliverables and tasks with a report detailing the reasons for its unacceptability. Softheart shall have a period of sixty (60) days within which to cure any such non-compliance with the Specifications as described in Paragraph 1.2. The Windows Upgrade and all deliverables and tasks shall be deemed to be accepted by ART if (i) a system is sold with the upgraded software, or (ii) ART fails to reject the upgrade within thirty (30) days of receipt of the Windows Upgrade and all deliverables and tasks or any cure provided for hereunder.

     4. PROPRIETARY RIGHTS.

        ART acknowledges and agrees that the Windows Upgrade embodies and constitutes valuable proprietary information and trade secrets of Softheart. ART agrees that this Agreement in no way confers title, ownership, or proprietary rights in the Windows Upgrade to ART, and that all such title, ownership and proprietary rights belong to and shall remain with Softheart. Softheart shall be obligated to obtain such copyrights, patents, and trademarks as are necessary at its sole expense.

     5.  COMPENSATION.

         5.1 ART shall advance to Softheart One Hundred Forty-Five Thousand and No/100 Dollars ($145,000), payable as follows:

              (a) Thirty Thousand Seven Hundred Twenty-Five and No/100 Dollars ($30,725) upon execution of this Agreement; and

              (b) Six Thousand Seven Hundred Twenty-Five Dollars ($6,725) on the last day of the month next succeeding the execution of this Agreement and on the last day of the next sixteen (16) months following such next succeeding month. The seventeen monthly payments shall be subject to the provisions of Paragraph 3 of Exhibit B of the License Agreement.

         5.2 For travel required as set forth herein, or as otherwise requested by ART, ART will pay for the reasonable and actual costs of travel and living accommodations of Softheart's employees and/or consultants in accordance with ART's then applicable expense reimbursement policies for corporate officers.

         5.3 All amounts due and payable to Softheart hereunder shall be inclusive of all applicable taxes.

     6.   FDA AUTHORIZATION.

          6.1 Softheart shall have full responsibility for obtaining FDA 510(k) authorization of the use of the Windows Upgrade as part of or in connection with ART products, if necessary. It is presently contemplated that a "letter to file" and the associated documentation will be adequate to retain the current FDA authorization. However, in the event that a new 510(k) becomes necessary, Softheart will prepare the application and provide whatever further information the FDA may require. All out-of-pocket expenses shall be paid or reimbursed by ART upon presentation of adequate documentation. To the extent that FDA compliance requires a commitment of time by Softheart beyond that which is necessary for 510(k) authorization, the parties shall negotiate a new fee arrangement for the FDA aspect of this Agreement only and ART shall be entitled to recoup its fees and expenses at the rate of $2,000 per unit for products sold, other than Coronary Reporting and Inventory programs, as provided in Paragraph 3 of Exhibit B of the License Agreement.

          6.2 Softheart shall indemnify ART to the extent described in this Paragraph 6.2 for any and all liability, loss, expenses (including, but not limited to, attorneys' fees), actions or damages of any kind or nature incurred by ART as a result of any claim or proceeding against ART by any person not a party to this Agreement or any governmental authority (including the FDA) which claim or proceeding is based in whole or in part on an allegation that the use of the Windows Upgrade violates the Medical Device Amendments to the Food, Drug and Cosmetic Act, or any rules, regulations or orders promulgated or issued thereunder, but only to the extent that such claim or proceeding is based on a finding by the FDA that the sale or marketing of the Windows Upgrade violates such Medical Device Amendments; provided ART promptly notifies Softheart of any such claim or proceeding in writing and gives Softheart the opportunity to defend or settle any such claim or proceeding. If Softheart successfully defends or settles such claim, it shall have no further liability under this Paragraph 6.2. To the extent that such third-party liability is not based on Softheart's negligence, willful misfeasance or willful malfeasance, ART's remedies shall be limited to terminating this Agreement as provided in Paragraph 9.1(b) below or obtaining access to the Source Code as set forth in Paragraph 11 hereof.

     7.   WARRANTY.

          7.1  Softheart warrants and represents that:

               (a) The Windows Upgrade meets or will meet the specifications of Paragraph 1.2 of this Agreement. The Windows Upgrade runs or will run on the PC operating under the current version of Windows NT or 95; and there are or will be no substantial errors, malfunctions or defects in the Windows Upgrade or any portion thereof.

               (b) The Windows Upgrade and all portions of the foregoing are or will be created solely by Softheart pursuant to this Agreement.

               (c) The Windows Upgrade and all portions thereof do not or will not infringe any patents, copyrights, trade secrets, or other proprietary rights of any third parties, and Softheart has or will have no reason to believe that any such infringement exists or claims thereof can be made by third parties.

               (d) Softheart has the right to enter into this Agreement, to grant to ART the rights and licenses set forth herein, and to perform all other obligations of this

Agreement.

          7.2 If Softheart is in breach of any warranty or representation hereunder, Softheart shall return to ART the Existing Software and all monies paid to Softheart hereunder.

     8.   CONFIDENTIALITY.

          8.1 All information, documentation, and software, including the Existing Software, Windows Upgrade and all portions thereof shall be held in confidence by Softheart and may not be used by Softheart (other than for performance of services hereunder) nor disclosed to third parties without the prior written consent of ART; provided, however, that nothing contained herein shall prevent or prohibit Softheart from using any subroutines or portions of the Windows Upgrade and incorporating them into any software or products so long as said software or products do not become the functional equivalent of the Windows Upgrade.

          8.2 The terms and conditions of this Agreement may not be disclosed or made available by either party hereto to third parties without the prior written consent of the other party. However, nothing contained herein shall prevent either party from complying with applicable law, regulation, or court order.

     9.   TERMINATION AND CANCELLATION.

          9.1 This Agreement may be terminated/canceled upon the occurrence of one or more of the following events, and the terminating/canceling party shall not be liable to the other party for the rightful exercise of its rights of termination/cancellation:

               (a) By either party if the other party seeks protection under the bankruptcy laws (other than as a creditor), or makes any assignment for the benefit of creditors, or a trustee is appointed for all or any portion of such party's assets; or

               (b) By either party if the other party is in default of any material provision of this Agreement and such default is not cured within thirty (30) days after receipt of written notice of default by such other party.

          9.2 If this Agreement is terminated/canceled by ART pursuant to Paragraph 9.1, all amounts paid to Softheart pursuant to Paragraph 5.1, if any, shall be recouped by ART pursuant to the provisions of Paragraph 3 of Exhibit B of the License Agreement. ART shall further be entitled to recoup all subsequent development costs, up to $175,000 when aggregated with the amounts previously paid pursuant to Paragraph 5.1. If this Agreement is terminated/canceled by Softheart pursuant to Paragraph 9.1, then Softheart shall be entitled to retain all amounts previously paid by ART.

     10.  INDEMNITIES.

          10.1 Softheart shall indemnify and hold harmless ART and its customers against any claims that the Windows Upgrade, or any portion thereof, infringes any patent, copyright, trade secret, or other proprietary right and shall defend and/or settle any cause of action related thereto. If ART and/or its customers are enjoined from exercising any rights and licenses granted hereunder, Softheart shall obtain for ART and its customers the right to continue to exercise such rights and licenses at no cost to ART or its customers.

          10.2 Softheart shall indemnify and hold ART harmless against any and all liability for personal injury and property damage arising out of or related to the performance of this Agreement by Softheart or its employees, agents, or representatives. This Paragraph 10.2 does not relate to the performance or non-performance of the Windows Upgrade.

          10.3 In the event of any claim hereunder with respect to the Windows Upgrade which has been delivered to and accepted by ART in accordance with Paragraph 3.2 hereof, Section 18 of the License Agreement shall control.

     11.  SOURCE CODE.

          Provided ART is not in material breach of this Agreement, Softheart shall deliver to ART a machine readable form of the Source Code for the Windows Upgrade, as well as any enhancements, updates and corrections and, to the extent Softheart develops such materials in the ordinary course of its business, all related documentation (such as descriptions of the general program, architecture, module design specifications and FDA applications when applicable) and all instructions reasonably necessary to permit a skilled programmer to support, enhance and modify the Windows Upgrade, if (i) Softheart fails in a material respect to perform in accordance with the timetable and milestones set forth in Schedule A, and does not provide reasonable efforts to cure such failure within sixty (60) days after notice thereof; (ii) Softheart makes the source code generally available to any other party; (iii) Softheart ceases doing business for any reason; (iv) Softheart commits any act of bankruptcy (except for a Chapter 11 proceeding) within the meaning of the Federal Bankruptcy Laws; or if bankruptcy (except for a Chapter 11 Proceeding), receivership, insolvency, reorganization, dissolution, liquidation or other similar proceedings shall be instituted by or against Softheart; or if a bankruptcy proceeding is converted into a Chapter 7 proceeding; or (v) Softheart fails to correct any substantial error in the Windows Upgrade and does not cure such failure within sixty (60) days after notice thereof as provided in Paragraph 3.2 hereof. In the event ART receives the source code in the manner provided hereunder, ART shall have, subject to all the terms and conditions of this Agreement, a fully paid-up license to use and modify the Source Code, subject to the terms of this Agreement, solely for purposes of completing, maintaining, operating and/or upgrading the Widows Upgrade.

     12. ASSIGNMENT. This Agreement and all rights or obligations of Softheart hereunder may not be assigned, subcontracted, or transferred by Softheart without the prior written consent of ART, which consent will not be unreasonably withheld.

     13. NOTICES. All notices required to be given pursuant to this Agreement shall be deemed given when actually delivered, if delivered in person, or three days after being deposited in the United States mail, certified mail/return receipt requested, postage prepaid and addressed to the receiving party as follows:

          For Softheart:  Softheart, Inc.
                          147 Clark Road
                          Charlotte, Vermont 05445
                          ATTN: President

          For ART:        Arrhythmia Research Technology, Inc.
                          5910 Courtyard Drive, Suite 300
                          Austin, Texas 78731

                          ATTN: President

     14. ENTIRE AGREEMENT. This Agreement is the entire agreement between the parties relating to the subject matter hereof and supersedes all prior agreements, proposals, representations, and commitments. This Agreement may be amended only by an instrument executed by the authorized representatives of both parties hereto.

     15. GOVERNING LAW. This Agreement shall be interpreted in its entirety in accordance with the substantive laws of the State of Texas without reference to any conflicts of law.

     16. ARBITRATION. ANY DISPUTE ARISING UNDER THIS AGREEMENT SHALL BE SUBJECT TO BINDING ARBITRATION PURSUANT TO THE RULES THEN OBTAINING OF THE AMERICAN ARBITRATION ASSOCIATION IN PITTSBURGH, PENNSYLVANIA AND JUDGMENT ON THE AWARD RENDERED MAY BE ENTERED IN ANY COURT HAVING JURISDICTION.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement by their duly authorized representatives and have caused this Agreement to become effective as of the date first above written.



                                       SOFTHEART, INC.


                                       By:
                                          ---------------------------------
                                          Roy Ditchey, M.D., President



                                       ARRHYTHMIA RESEARCH TECHNOLOGY, INC.


                                       By:
                                          ---------------------------------
                                          E.P. Marinos, President and CEO





software agreement

                                    EXHIBIT E


                       Mandatory Terms of End User Licenses


     All sublicense agreements for the sublicensing by ART of each copy of the Licensed Products (the "Licensed Copy") shall include written provisions in substance to the effect that:

          (1) Only a non-exclusive, nontransferable right to use the Licensed Copy on a single computer (designated by serial number or equivalent) is granted to the ART customer, only for the purpose of processing data in the course of the ART customer's business as a licensed provider of medical care.

          (2) The ART customer acquires no title to the Licensed Copy, and all copies thereof, and title to the Licensed Copy, or any intellectual property therein is retained by licensor or Softheart, Inc., as applicable.

          (3) The ART customer may not copy the Licensed Copy, except for backup and archival purposes, and the ART customer shall include on all copies of the Licensed Copy all copyright and other proprietary notices or legends included on the Licensed Copy when it was shipped to the ART customer.

          (4) The ART customer may not reverse assemble, decompile or otherwise attempt to derive source code from the Licensed Copy.

          (5) Although copyrighted, the Licensed Copy is unpublished and contains proprietary and confidential information of Softheart, Inc. and is considered by ART and Softheart, Inc. to embody valuable trade secrets. The ART customer will hold the Licensed Copy in confidence and shall protect the confidentiality of the Licensed Copy with at least the same degree of care with which the ART customer protects its own similar confidential information or the confidential information of its patients.

          (6) Softheart, Inc. is the direct and intended third party beneficiary of the license agreement and may enforce it directly against the ART customer, provided however, that ART shall not be liable to the ART customer for any actions or omission of Softheart, Inc. in connection with said enforcement, and provided, further, that Softheart, Inc. shall not be liable to the ART customer for any general, special, direct, indirect, consequential, incidental or other damages arising out of or related to the Licensed Copy.

          (7) Upon termination of the license for the Licensed Copy, the ART customer shall return to licensor or Softheart, Inc. all copies of the Licensed Copy, or, at their option, certify that the ART customer has destroyed all such copies.